Exhibit 10.4

DUPONT FABROS TECHNOLOGY, INC.
Stock Option Award Agreement
Under the 2013 Long-Term Incentive Compensation Plan
THIS STOCK OPTION AWARD AGREEMENT (the “Agreement”), effective as of the 21st day of February, 2013, governs an award granted by DUPONT FABROS TECHNOLOGY, INC., a Maryland corporation (the “Company”), of options with respect to common stock of the Company, par value, $0.001 per share (“Common Stock”), to __________________________ (the “Participant”), in accordance with and subject to the provisions of the Company's 2011 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant. All terms used in this Agreement that are defined in the Plan have the same meaning given them in the Plan.
1.    Grant of Awards. In accordance with the Plan, and effective as of the date of this Agreement (the “Date of Grant”), the Company hereby grants to the Participant, subject to the terms and conditions of the Plan and this Agreement, non-qualified options to purchase ___________________________ (______) shares of Common Stock, at an exercise price of $22.62 per share (the “Stock Option Award”), that expires on the tenth (10th) anniversary of the Date of Grant (the “Option Period”), at which time any unexercised Stock Option Awards shall expire and not be exercisable.
2.    Vesting. Options to purchase shares of Common Stock with respect to the Stock Option Award shall become vested and exercisable to the extent provided in paragraphs (a) or (b) below.
(a)    Continued Employment. Options to purchase ______ shares of Common Stock with respect to the Stock Option Award shall become vested and exercisable on March 1, 2014, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until March 1, 2014. Options to purchase an additional ______ shares of Common Stock with respect to the Stock Option Award shall become vested and exercisable on March 1, 2015, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until March 1, 2015. Options to purchase _____ shares of Common Stock with respect to the Stock Option Award shall become vested and exercisable on March 1, 2016, if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until March 1, 2016.
(b)    Change in Control. Options to purchase all of the shares of Common Stock with respect to the Stock Option Award (if not sooner vested), shall become vested and exercisable on a Control Change Date (as defined in and governed by the Plan) if the Participant remains in the continuous employ of the Company or an Affiliate from the Date of Grant until the Control Change Date; provided, however, that, if the Change in Control is a result of a transaction involving subpart (1), (2) or (3) of the definition of "Change in Control" and the Person described therein is Lammot J. du Pont and/or Hossein Fateh, or an entity controlled by Lammot J. du Pont and/or Hossein Fateh, then the Stock Option Award will not become vested and nonforfeitable.
(c)    Death or Disability. In the event of (1) Participant's death, or (2) Participant's employment is terminated based on Participant's Disability, Participant's interest in the Options to purchase the shares of Common Stock with respect to the Stock Option Award (if not sooner vested) that would have become vested during the twelve (12) month period commencing on the date of death or such termination if Participant had remained employed with the Company or an Affiliate during such period shall become vested and exercisable as of the date of death or such termination.
Except as provided in this Section 2 or any other agreement with the Company to which the Participant is a party, any options to purchase shares of Common Stock with respect to the Stock Option Award that are not vested on or before the date of the Participant's termination of employment (the “Termination Date”) with the Company and its Affiliates shall be forfeited on the date that such employment terminates. Each Stock Option Award may be exercised after the date of the Termination Date only with respect to the number of Stock Option Awards that were exercisable on the Termination Date, and a Participant may exercise such a Stock Option Award, before the expiration of the Option Period, during the period beginning on the Termination Date and ending on the 90th day following Termination Date.
3.    Exercise. To exercise any vested options subject to this Stock Option Award, the Participant must notify the Company by filing the proper “Notice of Exercise” form with the Company in accordance with the procedures established by the Company. When the Participant submits his or her notice of exercise, the Participant must include payment, or have make arrangements acceptable to the Company for the satisfaction, of the aggregate option exercise price in accordance with the methods prescribed in the Plan.
4.    Transferability. Stock Option Awards cannot be transferred.
5.    Stockholder Rights. Until exercised pursuant to the terms of this Agreement, no Participant shall have the rights as stockholder of the Company with respect to the shares of Common Stock covered by the Stock Option Award, including voting and dividend rights.
6.    Withholding. The Participant and the Company shall make arrangements acceptable to the Company for the satisfaction of any federal, state and local tax withholding requirements associated with the Stock Option Award.
7.    No Right to Continued Employment. The grant of the Stock Option Award does not give the Participant any right with respect to continuance of employment by the Company or an Affiliate, nor shall it interfere in any way with the right of the Company or an Affiliate to terminate his employment at any time.
8.    Governing Law. This Agreement shall be governed by the laws of the State of Maryland.
9.    Conflicts. In the event of any conflict between the provisions of the Plan as in effect on the Date of Grant and this Agreement, the provisions of the Plan shall govern. All references herein to the Plan shall mean the Plan as in effect on the Date of Grant.
10.    Participant Bound by Plan. The Participant hereby acknowledges that a copy of the Plan has been made available to him and agrees to be bound by all the terms and provisions of the Plan.
11.    Binding Effect. Subject to the limitations stated above and in the Plan, this Agreement shall be binding upon the Participant and his or her successors in interest and the successors of the Company.
IN WITNESS WHEREOF, the Company and the Participant have executed this Agreement effective as of the date set forth above.

DUPONT FABROS TECHNOLOGY, INC.	[PARTICIPANT]
By: _______________________________	___________________________________
Name: Title: